NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') pursuant to Section 12 (d) of the Securities Exchange Act of 1934 and Rule 12d2-2 thereunder, makes application to the Securities and Exchange Commission (the 'Commission') to strike from listing and registration on the Exchange at the opening of the trading session on March 20, 2008, the Common Stock (the 'Common Stock') of NewPage Holding Corporation (the 'Company') because in the opinion of the Exchange the Common Stock is no longer suitable for continued listing and trading on the Exchange. Information supplied by the Company or taken from other sources believed by the Exchange to be reliable indicates that on March 5, 2008 the Exchange received an email from the Company requesting that the Exchange withdraw its certification dated July 20, 2006 of the Form 8-A (file No. 001-32956) filed with the Commission (the 'Certification') and authorizes the Exchange to file this Form 25 with the Commission. The Form 8-A was declared effective by the Commission on July 20, 2006. The Common Stock was never admitted to trading on the Exchange because the Company never consummated its initial public offering. 1. The Exchange's Listed Company Manual, Section 802.01D, states in part that 'the Exchange is not limited by the criteria set forth in this section. Rather, it may make an appraisal of, and determine on an individual basis, the suitability for continued listing of an issue in the light of all pertinent facts whenever it deems such action appropriate, even though a security meets or fails to meet any enumerated criteria.' 2. Accordingly, the Exchange is filing this application based upon the Company's request that the Certification be withdrawn. The Company was so notified on March 5, 2008. Because the Common Stock of the Company was never admitted to trading on the Exchange, no ticker notices or press releases are required to be issued by the Exchange. 3. Pursuant to the above authorization, the Exchange directed the preparation and filing with the Commission of this application for the removal of the Common Stock from listing and registration on the Exchange. Because the Common Stock of the Company was never admitted to trading on the Exchange, the Company has no Exchange appeal procedures available to it. The Exchange notes, however, that the Company requested that the Certification be withdrawn. 4. The Exchange, pursuant to Rule 12d2-2 (e) (ii), will forward promptly a copy of this application to the Company.